FOR IMMEDIATE RELEASE
February 4, 1997

                 HUBCO, Inc. Initiated Trust Preferred Offering

         MAHWAH, NEW JERSEY, February 4, 1997 -- HUBCO, Inc. (NASDAQ:HUBC) announced that it has placed $50,000,000 in aggregate principal amount of 8.98% Capital Securities using HUBCO Capital Trust I, a statutory business trust formed under the laws of the State of Delaware. The Capital Securities pay interest semi-annually, each February 1 and August 1. Interest on the Capital Securities may, at the option of HUBCO, be deferred for up to five years. The Trust Preferred Securities will mature on February 1, 2027 and are callable on and after February 1, 2007, subject to the prior approval of the Federal Reserve to the extent necessary at that time.

         The placement of the Trust Preferred Securities was underwritten by Keefe, Bruyette & Woods, Inc., Josephthal Lyon & Ross Inc., Tucker Anthony, Inc. and Ryan Beck & Co., who are also the initial purchasers.

         The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time. The Capital Securities qualify as Tier I capital under the capital guidelines of the Federal Reserve.

         The interest rate on the Capital Securities may increase by 25 basis points if conditions related to the filing of a registration statement with respect to the securities is not met.